Exhibit 99.1

For immediate release	For more information, contact:
Investor Relations
(713) 634-7775
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS STRONG FOURTH QUARTER 2012

OPERATING RESULTS; ISSUES FULL YEAR 2012 RESULTS; INITIATES 2013

GUIDANCE

Revenues of $93.2 million; Operating income $4.2 million,

including restructuring charges of $2.7 million

HOUSTON, TEXAS (March 8, 2013) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter and year ended December 31, 2012.

Fourth Quarter 2012 Results

Revenues for the three months ended December 31, 2012 were $93.2 million, an increase of $11.4 million, or 13.9% above the $81.8 million reported for the three months ended December 31, 2011. Adjusted operating income for the quarter was $6.9 million(A) before $2.7 million of EMEA restructuring costs, an increase of $2.3 million(A), or 50.9%, over adjusted operating income of $4.6 million(A) for the three months ended December 31, 2011. Net income for the quarter was $1.1 million or $0.03 per diluted share after a 73% effective income tax rate, which was heavily impacted by the effects of the restructuring costs. Foreign currency effects had an insignificant impact on quarterly revenues and operating income.

Year Ended December 2012 Results

Revenues for the year ended December 31, 2012 were $326.5 million compared with $316.2 million for the year ended December 31, 2011, an increase of $10.3 million or 3.3%. Foreign currency effects impacted revenues unfavorably by $3.7 million, but had minimal effect on operating income. Operating income for the year ended December 31, 2012, including $3.6 million of restructuring costs, was $7.5 million. Net income for the year was $0.8 million, or $0.02 per diluted share.

The EMEA restructuring actions implemented were greater than anticipated with total direct restructuring costs for the year of $3.6 million, $0.9 million above the Company’s initial estimates. The initiative was substantially complete as of the end of the year, with any remaining costs expected to be negligible. In addition to the direct restructuring costs, significant related indirect costs and inefficiencies impacted operating results.

The Company also absorbed direct costs associated with its corporate headquarters’ relocation of $1.6 million, as well as substantial costs associated with the startup of its new inspection service line, other acquisition timing, integration and assimilation, and implementation of the Company’s new global organizational structure.

Income Taxes

The tax impacts associated with the cost reduction initiative dramatically affected the Company’s effective tax rate, which totaled 87% of pre-tax earnings for the year. In contrast, prior year income taxes were favorably impacted by approximately $8.9 million in connection with a valuation allowance reversal and an acquisition related tax benefit. Accordingly, neither the current year nor prior year reflects a reasonable income tax rate, for the Company, considering the statutory income tax rates in the countries in which the Company operates. The Company expects a more normalized annual effective income tax rate in the low to mid thirty percent range beginning in 2013 based on blended statutory income tax rates.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “This has been a great year for Furmanite in many respects, far better than our full year numbers indicate. We are very pleased with the fourth quarter operating results our team has achieved, representing a record performance in revenues and with solid adjusted operating income.” Mr. Cox continued, “All key elements of the transformation we committed to in early 2010 are now in place and we are ready to begin fully leveraging our global footprint, premier brands and extraordinary technical capabilities.”

Joseph Milliron, Furmanite President and COO, said, “With our EMEA restructuring initiatives now complete and our new global organizational structure firmly guiding us down a path that leads to consistent, controlled and sustainable growth, our recent results represent what is possible when we are all working as one single global team.” Mr. Milliron continued, “We are particularly encouraged by our clients’ support of Furmanite entering the non-destructive testing and inspection markets, not only though our new mid-stream oil and gas opportunities, but also as a bundled solution with our heritage services; all backed by Furmanite’s reputation for safety and quality.”

Financial Position

As of December 31, 2012, the Company’s cash balance was $33.2 million. The Company’s cash balance along with the $34.1 million of availability under its credit facility provide the Company liquidity of $67.3 million.

2013 Earnings Guidance

The Company is commencing earnings guidance and expects annual revenue for 2013 to be in the range of $370 million to $395 million. For the same period, net income available to common shareholders is expected to be in the range of $0.40 to $0.44 per diluted share. The Company does not intend to provide specific guidance for individual quarters, but will confirm or update annual guidance at least quarterly.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Principal Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, March 8, 2013.

(A) These items are non-GAAP financial measures that exclude the impact of the restructuring costs specifically discussed in this earnings release and in the related earnings conference call. Management believes that results excluding these charges provide more meaningful and comparable information to analysts and is useful in comparing the operational trends of Furmanite Corporation. A reconciliation to the applicable GAAP measures is included at the end of this press release.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 75 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$93,203	$81,814	$326,492	$316,207
Costs and expenses:
Operating costs	66,406	58,471	233,337	219,146
Depreciation and amortization expense	2,571	1,951	8,889	8,231
Selling, general and administrative expense	20,038	16,895	76,754	68,379

Total costs and expenses	89,015	77,317	318,980	295,756

Operating income	4,188	4,497	7,512	20,451
Interest income and other income (expense), net	42	(27)	(237)	(126)
Interest expense	(277)	(259)	(1,105)	(1,017)

Income before income taxes	3,953	4,211	6,170	19,308
Income tax (expense) benefit	(2,882)	7,005	(5,365)	4,662

Net income	$1,071	$11,216	$805	$23,970

Earnings per common share—Basic	$0.03	$0.30	$0.02	$0.65

Earnings per common share—Diluted	$0.03	$0.30	$0.02	$0.64

Adjusted diluted earnings per share (A)	$0.10	$0.30	$0.11	$0.65

Weighted average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,304	37,130	37,266	37,034
Diluted	37,508	37,306	37,494	37,296

(A)

These items are non-GAAP financial measures that exclude the impact of the restructuring costs specifically discussed in this earnings release and in the related earnings conference call. Management believes that results excluding these charges provide more meaningful and comparable information to analysts and is useful in comparing the operational trends of Furmanite Corporation. A reconciliation to the applicable GAAP measures is included at the end of this press release.

FURMANITE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012	December 31, 2011
Cash	$33,185	$34,524
Trade receivables, net	77,042	71,508
Inventories	31,711	26,557
Other current assets	15,355	13,171

Total current assets	157,293	145,760
Property and equipment, net	42,243	34,060
Other assets	32,092	27,412

Total assets	$231,628	$207,232

Total current liabilities	$50,439	$41,999
Total long-term debt	39,609	31,051
Other liabilities	22,501	15,293
Total stockholders’ equity	119,079	118,889

Total liabilities and stockholders’ equity	$231,628	$207,232

FURMANITE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Twelve Months Ended December 31,
	2012	2011
Net income	$805	$23,970
Depreciation, amortization and other non-cash items	14,741	921
Working capital changes	(669)	(17,003)

Net cash provided by operating activities	14,877	7,888
Capital expenditures	(9,286)	(6,450)
Acquisition of businesses, net of cash acquired	(12,540)	(4,073)
Proceeds from sale of assets	140	137
Proceeds from issuance of debt	39,300	—
Payments on debt	(34,191)	(207)
Debt issuance costs	(595)	—
Issuance of common stock	584	270
Effect of exchange rate changes on cash	372	(211)

Decrease in cash and cash equivalents	(1,339)	(2,646)
Cash and cash equivalents at beginning of year	34,524	37,170

Cash and cash equivalents at end of year	$33,185	$34,524

FURMANITE CORPORATION

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

	For the Three Months Ended December 31, 2012
	As Reported	Reconciling Item (1)	Non GAAP basis
Operating costs	$66,406	$(2,059)	$64,347
Selling, general and administrative expense	20,038	(686)	19,352
Operating income	4,188	2,745	6,933
Income before income taxes	3,953	2,745	6,698
Income tax expense	(2,882)	(64)	(2,946)
Net income	$1,071	$2,681	$3,752
Adjusted diluted earnings per share	$0.03	$0.07	$0.10

	For the Three Months Ended December 31, 2011
	As Reported	Reconciling Item (1)	Non GAAP basis
Operating costs	$58,471	$(20)	$58,451
Selling, general and administrative expense	16,895	(76)	16,819
Operating income	4,497	96	4,593
Income before income taxes	4,211	96	4,307
Income tax benefit	7,005	6	7,011
Net income	$11,216	$102	$11,318
Adjusted diluted earnings per share	$0.30	$0.00	$0.30

	For the Twelve Months Ended December 31, 2012
	As Reported	Reconciling Item (1)	Non GAAP basis
Operating costs	$233,337	$(2,286)	$231,051
Selling, general and administrative expense	76,754	(1,291)	75,463
Operating income	7,512	3,577	11,089
Income before income taxes	6,170	3,577	9,747
Income tax expense	(5,365)	(227)	(5,592)
Net income	$805	$3,350	$4,155
Adjusted diluted earnings per share	$0.02	$0.09	$0.11

	For the Twelve Months Ended December 31, 2011
	As Reported	Reconciling Item (1)	Non GAAP basis
Operating costs	$219,146	$(163)	$218,983
Selling, general and administrative expense	68,379	(203)	68,176
Operating income	20,451	366	20,817
Income before income taxes	19,308	366	19,674
Income tax (expense) benefit	4,662	(35)	4,627
Net income	$23,970	$331	$24,301
Adjusted diluted earnings per share	$0.64	$0.01	$0.65

(1)	Represents direct charges recognized related to restructuring costs. These items are discussed in greater detail in Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 7. Restructuring of the Annual Report on Form 10-K, filed with the Securities and Exchange Commission.